UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 29, 2013 (November 25, 2013)

LABSTYLE INNOVATIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-186054	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Gibor Sport Tower (23rd Floor)

7 Menahem Begin Street

Ramat Gan, Israel 52681

(Address of Principal Executive Offices)

(972)-(3)-6222929

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On November 24, 2013, LabStyle Innovations Corp. (the “Company”) and Mordechi Hershkowitz, the Company’s Chief Financial Officer, Treasurer and Secretary, mutually agreed to terminate Mr. Hershkowitz’s status as an officer of the Company, effective immediately, so that Mr. Hershkowitz would be able to pursue other interests. Such termination was not the result of any disagreement with between Mr. Hershkowitz and the Company on any matter relating to the Company’s operations, policies or practices. Mr. Hershkowitz will remain employed by the Company for a 3 month transition period under the terms his employment agreement with the Company, dated March 15, 2012, as amended.

(b) Effective November 26, 2013, the Company’s Board of Directors appointed Gadi Levin to be the Company’s Chief Financial Officer, Treasurer and Secretary. Below is Mr. Levin’s biography:

Gadi Levin, 40, has served as our Chief Financial Officer, Treasurer and Secretary since November 26, 2013. Prior to his employment with the Company, Mr. Levin served as Chief Financial Officer and Secretary of Adira Energy Ltd., an oil and gas company focused in the Eastern Mediterranean (OTCQB:ADENF, TSX.V:ADL). He continues to perform services for Adira Energy on a part-time basis. Mr. Levin was appointed Secretary of Adira Energy in July 2010 and was appointed Chief Financial Officer in January 2011. Prior to these appointments, Mr. Levin served as Chief Financial Officer of Adira Energy’s Israeli subsidiaries. Mr. Levin previously served as the Vice President of Finance and Chief Financial Officer for KCPS & Company, a real estate investment fund, from January 2010 to June 2010. Prior to KCPS & Company, Mr. Levin served as the Vice President of Finance and Chief Financial Officer for Profimex, a public equity, fixed income and alternative investment company, from July 2008 to December 2009. Mr. Levin began his career at the accounting firm Arthur Andersen, where he worked in the Cape Town, London and Tel Aviv offices for nine years. He has a Bachelor of Commerce degree in Accounting and Information Systems from the University of the Cape Town, South Africa, and a post graduate diploma in Accounting from the University of South Africa. He received his Chartered Accountant designation in South Africa and has an MBA from Bar Ilan University in Israel.

In connection with Mr. Levin’s appointment as Chief Financial Officer, Treasurer and Secretary, on November 26, 2013, the Company and Mr. Levin entered into a personal employment agreement (the “Employment Agreement”).

Pursuant to the Employment Agreement, Mr. Levin is entitled to a monthly salary of NIS34,000 for his first three months of employment and NIS37,000 per month thereafter. The Employment Agreement may be terminated at will or for Cause (as defined under the Employment Agreement). In the event the Employment Agreement is terminated at will, Raphael shall be entitled to receive 30 days of severance plus any required severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated by the Company for Cause, Mr. Levin will only be entitled to severance payment under applicable Israeli severance law.

The Employment Agreement also includes a twelve (12) month non-competition and non-solicitation, certain confidentiality covenants and assignment of any of his Company-related inventions to the Company. Under the terms of the Employment Agreement, Mr. Levin is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, life and disability insurance and car and mobile phone allowances.

The description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement which has been filed with this Current Report on Form 8-K as Exhibit 10.1.

(c) On November 25, 2013, Prof. Itamar Raz voluntarily resigned from the Board of Directors the Company. At the time of his resignation, Mr. Raz was a member of the Compensation Committee of the Company. Mr. Raz did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Raz will continue to serve as the head of the Company’s Scientific Advisory Board.

Item 8.01 Other Events

On November 27, 2013, the Company issued a press release announcing the appointment of Mr. Levin and the resignations of Mr. Raz and Mr. Hershkowitz. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, dated November 26, 2013, by and among the Company and Gadi Levin

99.1	Press Release, dated November 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 29, 2013	LABSTYLE INNOVATIONS CORP.

	By:	/s/ Erez Raphael
Name: Erez Raphael Title: President and Chief Executive Officer